Exhibit 99.1
FOR IMMEDIATE RELEASE
Assisted Living Concepts, Inc. Announces Implementation of Previously Announced One for Five Reverse Stock Split
MENOMONEE FALLS, WISCONSIN March 17, 2009
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) announced the implementation of its previously announced one for five reverse stock split of its Class A and Class B common stock.
The reverse stock split was approved by the Board of Directors of ALC pursuant to ALC’s Amended and Restated Articles of Incorporation and Nevada Revised Statutes 78.207 and 78.209 and implemented through the filing of a Certificate of Change with the Nevada Secretary of State that became effective March 16, 2009.
ALC’s new Class A common stock began trading on the NYSE on a split-adjusted basis when the market opened today, March 17, 2009, under a new CUSIP number, 04544X 300.
As a result of the reverse stock split, each five (5) shares of Class A and Class B common stock issued and outstanding as of the close of business March 16, 2009, automatically combined into one (1) share of Class A and Class B common stock, respectively, subject to the elimination of fractional shares as described below.
The same one for five reverse stock split ratio was used for both ALC Class A and Class B common stock, and accordingly, all stockholders were affected proportionately and the relative voting power and conversion rights of the Class B common stock in relation to the Class A common stock were preserved. The reverse stock split reduced ALC’s issued and outstanding shares of common stock from approximately 61,928,447 shares of Class A common stock (including 10,239,010 shares held as treasury shares) and 7,698,994 shares of Class B common stock to approximately 12,385,689 shares of Class A common stock (including 2,047,802 shares held as treasury shares) and 1,539,798 shares of Class B common stock.
The numbers of shares of Class A and Class B common stock authorized to be issued under ALC’s Amended and Restated Articles of Incorporation were correspondingly reduced from 400,000,000 shares of Class A common stock and 75,000,000 shares of Class B common stock to 80,000,000 and 15,000,000 shares, respectively.
The numbers of shares of Class A common stock subject to outstanding employee and director stock options, as well as the relevant exercise prices per share, were proportionately adjusted to reflect the reverse stock split. Accordingly, the approximately 635,000 outstanding tandem stock options/stock appreciation rights were reduced to 127,000. The number of shares of Class A common stock authorized for issuance under ALC’s 2006 Omnibus Incentive Compensation Plan was also reduced from 4,000,000 to 800,000 using the same one for five reverse stock split ratio.
ALC has retained its transfer agent, Computershare Inc. (“Computershare”), to act as exchange agent for the reverse stock split. Computershare will manage the exchange of old, pre-reverse split shares for new, post-split shares. Stockholders of record as of the close of business on

March 16, 2009, will receive a letter of transmittal providing instructions for the exchange of their shares as soon as practicable. Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions. For further information, stockholders and securities brokers should contact Computershare by telephone at (781) 575-2765 or (800) 546-5141.
ALC will not issue any fractional shares of its Class A or Class B common stock as a result of the reverse stock split. Instead, ALC will repurchase any shares of Class A common stock that would otherwise become a fractional share as a result of the reverse split at a price equal to such fraction times $15.03 (the average closing price of the Class A common stock as reported on the NYSE for the five trading days immediately preceding March 17, 2009, as adjusted for the reverse stock split). ALC will repurchase any shares of Class B common stock that would otherwise become a fractional share as a result of the reverse split at a price equal to 1.075 times such fraction times the average closing price of the Class A common stock as reported on the NYSE for the five trading days immediately preceding March 17, 2009, as adjusted for the reverse stock split.
About Us
Assisted Living Concepts, Inc. and its subsidiaries operate 216 assisted living residences with capacity for over 9,000 residents in 20 states. ALC’s assisted living facilities typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,650 people.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations including managements expectations about improving occupancy and private payer mix, are forward-looking statements. These forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release in connection with forward-looking statements, other risks and uncertainties are identified in ALC’s’ filings with United States Securities and Exchange Commissions and include, but are not limited to, the following: changes in the health care industry in general and the long-term senior care industry in particular because of political and economic influences; changes in general economic conditions, including changes in the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com